EXHIBIT 4.3

                                 AMENDMENT NO. 2

                                       TO

                        THE SECURITIES PURCHASE AGREEMENT

            This AMENDMENT NO. 2 (the "Amendment") to the Securities Purchase Agreement, dated as of February 4, 2002 (as amended by that Amendment No. 1 dated March 6, 2002, the "Agreement"), by and between The Ashton Technology Group, Inc. ("Ashton") and OptiMark Innovations Inc. ("Innovations") is made as of this 3rd day of May, 2002 by and between Ashton and Innovations. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

            WHEREAS the Agreement provides that any term of the Agreement may be amended with the written consent of Ashton and Innovations;

            WHEREAS in accordance with the foregoing, Ashton and Innovations desire to amend the Agreement;

            NOW THEREFORE, in consideration of the premises and the covenants hereinafter set forth, Ashton and Innovations agree as follows:

1. Section 1.1(b) of the Agreement. Section 1.1(b) of the Agreement is hereby amended and restated as follows:

            (b) Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing (as hereinafter defined) and the Company agrees to sell and issue to the Investor at the Closing, six hundred eight million seven hundred seven thousand five hundred and sixty-seven (608,707,567) shares of the Company's Common Stock (as hereinafter defined) (the "Purchased Securities"), for the purchase price of TWENTY-SEVEN MILLION TWO HUNDRED SEVENTY TWO THOUSAND SEVEN HUNDRED TWENTY SEVEN DOLLARS ($27,272,727) (the "Purchase Price").

2. Section 2.2(c)(z) of the Agreement. Section 2.2(c)(z) of the Agreement is hereby amended and restated as follows:

            (z) an additional 52,870,757 shares of its Common Stock for receipt upon conversion of the Senior Secured Convertible Note (as hereinafter defined) in favor of the Investor.

3. Except as modified by this Amendment, the Agreement shall remain in full force and effect.

4. Each of Ashton and Innovations hereby represent and warrant to the other that (i) all corporate action on its part and the part of its directors necessary for the due authorization, execution and delivery of this Amendment has been taken, and (ii) this


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            Amendment will be a valid and binding obligation of it enforceable against it in accordance with its terms.

5.          Miscellaneous.


            a) Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without regard to principles of conflict of laws.

            b) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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            IN WITNESS WHEREOF, each of the undersigned has caused this
Amendment to be executed as of the date first written above.

                                               THE ASHTON TECHNOLOGY GROUP, INC.

                                               By:   /s/ William W. Uchimoto
                                                    ----------------------------
                                                    Name:  William W. Uchimoto
                                                    Title: General Counsel


                                               OPTIMARK INNOVATIONS INC.

                                               By:  Niel G. Cohen
                                                    ----------------------------
                                                    Name:  Niel G. Cohen
                                                    Title: Secretary